UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 15, 2020

Oil-Dri Corporation of America
(Exact name of registrant as specified in its charter)

Delaware	001-12622	36-2048898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 North Michigan Avenue Suite 400 Chicago, Illinois	60611-4213
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(312) 321-1515

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	ODC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 15, 2020 (the “Effective Date”), Oil-Dri Corporation of America (the “Company”) entered into an Amended and Restated Note Purchase and Private Shelf Agreement (the “Amended Note Agreement”) with PGIM, Inc. (“Prudential”) and certain existing noteholders and purchasers affiliated with Prudential named therein. The Amended Note Agreement amends and restates the Note Agreement between the Company, Prudential and certain existing noteholders named therein, dated as of November 12, 2010 (the “Prior Note Agreement”), under which the Company’s 3.96% Series A Senior Notes due August 1, 2020 (the “Series A Notes”) were previously issued in an original aggregate principal amount of $18.5 million.
Pursuant to the Amended Note Agreement, (i) the Series A Notes, in an aggregate principal amount of $3.1 million as of immediately prior to the Effective Date, continue to remain outstanding under and subject to the terms of the Amended Note Agreement, and (ii) the Company issued $10 million in aggregate principal amount of its 3.95% Series B Senior Notes due May 15, 2030 (the “Series B Notes”). In addition, the Amended Note Agreement provides the Company with the ability to request, from time to time until May 15, 2023 (or such earlier date as provided for in the Amended Note Agreement), that Prudential affiliate(s) purchase, at Prudential’s discretion and on an uncommitted basis, additional senior unsecured notes of the Company (the “Shelf Notes,” and collectively with the Series A Notes and Series B Notes, the “Notes”) in an aggregate principal amount of up to $75 million minus the aggregate principal amount of Notes then outstanding and Shelf Notes that have been accepted for purchase. Interest payable on any Shelf Note agreed to be purchased under the Amended Note Agreement will be at a rate determined by Prudential and will mature not more than fifteen years after the date of original issue of such Shelf Note.
Like the Prior Note Agreement, the Amended Note Agreement is guaranteed, on an unsecured basis, by certain U.S. subsidiaries of the Company, and contains customary covenants, including but not limited to, limitations on the Company’s and certain Company subsidiaries’ ability to incur indebtedness, incur liens, engage in mergers, and sell or transfer assets and stock, as well as financial covenants, including a minimum fixed charges coverage ratio and consolidated debt ratio that remain the same as those contained in the Prior Note Agreement. Upon the occurrence of certain events of default, the Company’s obligations under the Amended Note Agreement may be accelerated. Such events of default include payment defaults, covenant defaults and other enumerated defaults.
The foregoing description of the Amended Note Agreement does not purport to be complete and is subject to, and qualified by, the full text of the Amended Note Agreement, a copy of which is attached as Exhibit 10.1 to this Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of Exhibits

10.1	Amended and Restated Note Purchase and Private Shelf Agreement, dated as of May 15, 2020, among Oil-Dri Corporation of America, PGIM, Inc. and existing noteholders and purchasers named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OIL-DRI CORPORATION OF AMERICA

By:	/s/ Laura G. Scheland
Laura G. Scheland
Vice President, General Counsel and Secretary

Date:  May 21, 2020